Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No.’s 333-44769 and 333-102919) on Forms S-8 of Nobility Homes, Inc., of our report dated January 29, 2010, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Nobility Homes, Inc. for the year ended October 31, 2009.

/s/ MCGLADREY & PULLEN, LLP

Orlando, Florida

January 29, 2010